SUBSIDIARIES OF CASEY’S GENERAL STORES, INC.

1. Casey’s Marketing Company, an Iowa corporation
2. Casey’s Services Company, an Iowa corporation
3. Casey’s Retail Company, an Iowa corporation
4. CGS Stores, LLC, an Iowa limited liability company
5. Casey’s Holdings, LLC, an Iowa limited liability company
6. Fikes Wholesale, LLC, a Texas limited liability company
7. CEFCO Stores, LLC, a Texas limited liability company
8. Heartland Property Company, LLC, a Delaware limited liability company
9. CARES Captive Insurance Company, an Iowa limited liability company

Casey’s Marketing Company, Casey’s Services Company, Casey’s Retail Company and CARES Captive Insurance Company are wholly owned by Casey’s General Stores, Inc. The remainder of the subsidiaries are indirect wholly owned subsidiaries of Casey’s General Stores, Inc., as described below.

CGS Stores, LLC, Fikes Wholesale, LLC and Heartland Property Company, LLC are wholly owned by Casey's Marketing Company.

CEFCO Stores, LLC, is wholly owned by Fikes Wholesale, LLC.

Casey’s Holdings, LLC is wholly owned by Casey’s Retail Company.

At April 30, 2026, almost all stores operated by the subsidiaries do business under the names “Casey’s” and/or “Casey’s General Store,” while a limited number do business under the names “GoodStop (by Casey’s),” or “CEFCO,” except for two stores selling primarily tobacco products, and one grocery store.